Exhibit 3.235

Articles of Incorporation of a Professional Corporation

To form a professional corporation in California, you can fill out this form or prepare your own document, and submit for filing along with:

•	A $100 filing fee.

•	A separate, non-refundable $15 service fee also must be included, if you drop off the completed form or document.

Important! Corporations in California may have to pay a minimum $800 yearly tax to the California Franchise Tax Board. For more information, go to https://www.ftb.ca.gov.

Note: Before submitting the completed form, you should consult with a private attorney for advice about your specific business needs.

For questions about this form, go to www.sos.ca.gov/business/be/filing-tips.htm.

Corporate Name (List the proposed corporate name. Contact the California state board or agency that controls your profession to find out if your profession is authorized to be a corporation in California and if there are any specific corporate name style rules. Go to www.sos.ca.gov/businessbe/name-availability.htm for general corporate name requirements and restrictions.)

1. The name of the corporation is Anesthesia and Pain Management Services of California, Inc.

Corporate Purpose (List the authorized profession.)

2. The purpose of the corporation is to engage in the profession of medicine and any other lawful activities (other than the banking or trust company business) not prohibited to a corporation engaging in such profession by applicable laws and regulations. This corporation is a professional corporation within the meaning of California Corporations Code section 13400 et seq.

Service of Process (List a California resident or an active 1505 corporation in California that agrees to be your initial agent to accept service of process in case your corporation is sued. You may list any adult who lives in California. You may not list your own corporation as the agent. Do not list an address if the agent is a 1505 corporation as the address for service of process is already on file.)

3. a. National Registered Agents, Inc.

Corporate Addresses

4. a. 777 South Figueroa Street; 34th Floor, Los Angeles, CA 90017

Shares (List the number of shares the corporation is authorized to issue. Note: Before shares of stock are sold or issued, the corporation must comply with the Corporate Securities Law of 1968 administered by the California Department of Corporations. For more information, go to www.corp.ca.gov or call the California Department of Corporations at (213) 576-7500.)

5. This corporation is authorized to issue only one class of shares of stock.

The total number of shares which this corporation is authorized to issue is 100

This form must be signed by each incorporator. If you need more space, attach extra pages that are 1-sided and on standard letter-sized paper (8  1⁄2” x 11”). All attachments are made part of these articles of incorporation.

/s/ Teresa L. McNally	Teresa L. McNally
Incorporator – sign here	Print your name here

Make check/money order payable to: Secretary of State

Upon filing, we will return one (1) uncertified copy of your filed document for free, and will certify the copy upon request and payment of a $5 certification fee.

By Mail Secretary of State Business Entities. P.O. Box 944260 Sacramento, CA 94244-2600	Drop Off Secretary of State 1500 11th Street, 3rd Floor Sacramento, CA 95814